Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Siemens Aktiengesellschaft
(Exact name of Registrant as specified in its charter)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
Wittelsbacherplatz 2
D-80333 Munich, Germany
(Address of Principal Executive Offices)
Siemens Group Share Matching Plan
(Full title of the plan)

Siemens Corporation
153 East 53rd Street
New York, New York 10022
(212) 258-4000
(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
			maximum	Proposed maximum
	Title of securities	Amount to be	offering price per	aggregate offering	Amount of
Name of Plan	to be registered (1)	registered(2)	share	price	registration fee
Siemens Group Share Matching Plan	Ordinary Shares of Siemens Aktiengesellschaft, no par value (each, a “Share”)	6,000,000	$53.24	$319,440,000	$12,553.99
TOTAL

(1)	American Depositary Shares (“ADSs”) evidenced by American Depository Receipts (“ADRs”) issuable upon deposit of the Ordinary Shares have been registered under a separate registration statement on Form F-6. Each ADS is issued in respect of one (1) Share.
(2)	The number of Ordinary Shares being registered also includes an indeterminate number of Ordinary Shares that may be issuable as a result of stock splits, stock dividends or similar anti-dilution adjustments of the outstanding Ordinary Shares in accordance with Rule 416 of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
EXPLANATORY NOTE
     As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. Siemens Aktiengesellschaft (the “Registrant”, “we” or “us”) will deliver the documents containing the information specified in Part I to the participants in the Siemens Group Share Matching Plan (the “Plan”) covered by this Registration Statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Commission are incorporated by reference, to the extent not superseded by documents or reports subsequently filed or furnished:
     (a) our Form 20-F for the fiscal year ended September 30, 2008, filed with the Commission on December 2, 2008 (the “2008 Form 20-F”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”).
     Our consolidated financial statements as of September 30, 2008 and 2007, and for each of the years in the three-year period ended September 30, 2008, and management’s assessment of the effectiveness of internal controls over financial reporting as of September 30, 2008, appearing in our 2008 Form 20-F have been incorporated by reference in this Registration Statement in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm (“KPMG”), appearing in our 2008 Form 20-F, and upon the authority of said firm as experts in accounting and auditing.
     (b) The description of the Ordinary Shares contained under the heading “Item 10: Additional Information — Capital Stock” in the Registrant’s Registration Statement on Form 20-F/A, filed with the Commission on March 14, 2001, and in “Item 10: Additional Information — Rights, Preferences and Restrictions Attaching to Our Shares” in the 2008 Form 20-F.
     (c) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the fiscal year ended September 30, 2008.
     All documents subsequently filed by us (with respect to any Form 6-K, only to the extent designated therein) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.
     To the extent that, in subsequent Forms 20-F, KPMG audits and reports on our consolidated financial statements and the effectiveness of internal control over financial reporting issued at future dates, and consents to the use of its report thereon, the audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting appearing in such Form 20-F will be incorporated by reference in this Registration Statement in reliance upon its report and said authority.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          The validity of the Ordinary Shares to be issued under the Plan will be passed upon for us by Solms U. Wittig, General Counsel Corporate and Finance. Mr. Wittig is a full time employee of the Registrant and may be eligible to participate in the Plan and receive Ordinary Shares thereunder. Mr. Wittig currently beneficially owns less than 0.001% of our outstanding Ordinary Shares.
Item 6. Indemnification of Directors and Officers.
          Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the management or supervisory board. A German stock corporation may, however, purchase directors’ and officers’ insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the management board or supervisory board for attorneys’ fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member’s attorneys’ fees had the suit been brought in Germany.
          The Registrant provides a group insurance policy for directors and officers of the Registrant and its subsidiaries that is taken out for one year and renewed annually. The insurance covers the personal liability of each insured in the case of a financial loss associated with employment functions. In such a case, the Registrant may, with effect from October 1, 2005, hold members of the Managing Board of Siemens Aktiengesellschaft liable for such loss up to an amount equivalent to 20 percent of their respective fixed salaries. In the same way, each member of the Supervisory Board of Siemens Aktiengesellschaft has individually agreed to be held liable up to an amount equivalent to 20 percent of their fixed compensation component (i.e., a deductible within the meaning of Section 3.8, paragraph 2, of the German Corporate Governance Code).
Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Document

*4.1	Siemens Group Share Matching Plan.

4.2	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of October 2007 (incorporated by reference from Exhibit 1.1 to the Registrant’s Form 20-F for the fiscal year ended September 30, 2007).

4.3	Deposit Agreement dated March 1, 2001 (as amended from time to time) among the Siemens Aktiengesellschaft, the JPMorgan Chase Bank, N.A. and all Holders and Beneficial Owners from time to time of American Depository Receipts issued thereunder (incorporated by reference from the Exhibit to Registration Statement No. 333-13208 (the

Exhibit No.	Description of Document

“Deposit Agreement”).

4.4	Amendment No. 1 to Deposit Agreement (incorporated by reference from Exhibit (a)(2) to Post-Effective Amendment to Registration Statement No. 333-123425).

*5.1	Opinion of Solms U. Wittig, General Counsel Corporate and Finance of the Registrant, as to the validity of the shares to be issued pursuant to the Siemens Group Share Matching Plan.

*23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors.

*23.2	Consent of Solms U. Wittig (included in Exhibit 5.1).

*24	Power of Attorney (included on signature page).

*	Filed herewith.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Munich, Germany, on December 3, 2008.
Siemens Aktiengesellschaft

By:	/s/ Peter Löscher	By	/s/ Joe Kaeser
Name:	Peter Löscher	Name:	Joe Kaeser
Title:	President, Chief Executive Officer and	Title:	Executive Vice President, Chief Financial
	Chairman of the Managing Board		Officer and Member of the Managing Board
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 3, 2008. In addition, each undersigned hereby constitutes and appoints Joe Kaeser, Peter Y. Solmssen, Dr. Klaus Patzak, Solms U. Wittig and Dr. Christian Bleiweiss, jointly and severally, his attorneys in fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to the Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
Signature

/s/ Peter Löscher	President, Chief Executive Officer and
Peter Löscher	Chairman of the Managing Board

/s/ Joe Kaeser	Executive Vice President, Chief
Joe Kaeser	Financial Officer and Member of the Managing Board

/s/ Klaus Patzak	Corporate Vice President and
Klaus Patzak, Dr. oec	Controller

/s/ Wolfgang Dehen	Member of the Managing Board
Wolfgang Dehen

/s/ Heinrich Hiesinger	Member of the Managing Board
Heinrich Hiesinger, Dr.-Ing.

/s/ Barbara Kux	Member of the Managing Board
Barbara Kux

/s/ Hermann Requardt	Member of the Managing Board
Hermann Requardt, Prof. Dr. phil. nat., Dipl.-Phys.

/s/ Siegfried Russwurm	Member of the Managing Board
Siegfried Russwurm, Dr.-Ing.

/s/ Peter Solmssen	Member of the Managing Board
Peter Y. Solmssen

/s/ E. Robert Lupone	Senior Vice President, General Counsel
E. Robert Lupone Siemens Corporation 153 E. 53rd St., New York, NY 10022	and Secretary of Siemens Corporation — Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit No.	Description of Document

*4.1	Siemens Group Share Matching Plan.

4.2	English translation of Articles of Association of Siemens Aktiengesellschaft updated as of October 2007 (incorporated by reference from Exhibit 1.1 to the Registrant’s Form 20-F for the fiscal year ended September 30, 2007).

4.3	Deposit Agreement dated March 1, 2001 (as amended from time to time) among the Siemens Aktiengesellschaft, the JPMorgan Chase Bank, N.A. and all Holders and Beneficial Owners from time to time of American Depository Receipts issued thereunder (incorporated by reference from the Exhibit to Registration Statement No. 333-13208 (the “Deposit Agreement”).

4.4	Amendment No. 1 to Deposit Agreement (incorporated by reference from Exhibit (a)(2) to Post-Effective Amendment to Registration Statement No. 333-123425).

*5.1	Opinion of Solms U. Wittig, General Counsel Corporate and Finance of the Registrant, as to the validity of the shares to be issued pursuant to the Siemens Group Share Matching Plan.

*23.1	Consent of KPMG AG Wirtschaftsprüfungsgesellschaft, independent auditors.

*23.2	Consent of Solms U. Wittig (included in Exhibit 5.1).

*24	Power of Attorney (included on signature page).

*	Filed herewith.